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                                                                    EXHIBIT 10.4

                                 AMENDMENT TO
                      OUTSIDE DIRECTORS STOCK OPTION PLAN
                                      OF
                             MEDICALCONTROL, INC.

     1. The Outside Directors Stock Option Plan of MedicalControl (the "Directors Plan") is amended to replace the words "Neither the Committee nor the Board of Directors shall, however, modify any outstanding Option so as to specify a lower price or accept the surrender of outstanding Options and authorize the granting of new Options in substitution therefor specifying a lower price" in Section 17 of the Directors Plan with the words "Only with the approval of the Board of Directors, may the Company modify any outstanding Option so as to specify a lower price or accept the surrender of outstanding Options and authorize the granting of new Options in substitution therefor specifying a lower price."

     2. This Amendment to the Directors Plan (this "Amendment") shall become effective on the date of execution hereof, which date is the date the Board of Directors approved and adopted the Amendment (the "Effective Date"); provided, however, if the shareholders of the Company shall not have approved the Amendment by the requisite vote of the shareholders within twelve (12) months after the Effective Date, then this Amendment shall terminate and all amendments to Options theretofore granted under the Directors Plan pursuant to the terms of this Amendment shall terminate and be null and void.

     EXECUTED as of August 20, 1996.

                                           MEDICALCONTROL, INC.


                                           By:  /s/ J. Ward Hunt
                                              ---------------------------------
                                              J. Ward Hunt, President and Chief
                                              Executive Officer